Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
October 28, 2008	For Coastal Development, LLC:
Charlie Leonard, (917) 710-0879

For Trump Entertainment Resorts, Inc.:
Investors: John Burke, (609) 449-5534
Media: Tom Hickey, (609) 705-0275

COASTAL MARINA, LLC AND TRUMP ENTERTAINMENT RESORTS, INC.

AMEND PURCHASE AGREEMENT FOR TRUMP MARINA

NEW YORK – Coastal Marina, LLC (“Coastal Marina”), an affiliate of Coastal Development, LLC, and Trump Entertainment Resorts, Inc. (NASDAQ: TRMP) (“Trump Entertainment Resorts”) (collectively the “Parties”) announced today that they have mutually amended the Asset Purchase Agreement for Trump Marina Hotel Casino (“Trump Marina”).

On May 28, 2008, the Parties entered into a definitive agreement for Coastal Marina to purchase Trump Marina. Under the terms of the amendment to the Asset Purchase Agreement, the October 28, 2008 deadline for Coastal Marina to provide financing commitments to Trump Entertainment Resorts has been waived.

The amended agreement establishes a definitive purchase price of $270 million with no reduction based on performance and stipulates that Trump Entertainment Resorts may terminate the agreement if the transaction does not close on or prior to May 28, 2009, unless extended for no more than 60 days to obtain regulatory approval if all other closing conditions have been met.

Additionally, the purchase deposit paid to Trump Entertainment Resorts by Coastal Marina has been increased pursuant to the amendment from $15 million to $17 million, and the original $15 million held in escrow will be released immediately to Trump Entertainment Resorts. The Parties are currently pursuing discussions to allow Coastal Marina to begin construction, prior to the closing of the transaction, on certain key components of the overall Margaritaville retheming project, provided adequate measures are implemented to ensure the completion of such construction.

The agreement is subject to certain regulatory and customary closing conditions.

Coastal Development, LLC is a privately held company based in New York City that specializes in developing resort destinations, luxury hotels and gaming facilities. Coastal Development, LLC was the co-developer of the Hard Rock Hotels and Casinos in Hollywood and Tampa, Florida. An affiliate of Coastal Development, LLC is also the largest shareholder of Suffolk Downs racetrack in Boston, Massachusetts.

Trump Entertainment Resorts, Inc. owns and operates Trump Taj Mahal Casino Resort and Trump Plaza Hotel and Casino, located on the Boardwalk in Atlantic City, New Jersey, and Trump Marina Hotel Casino, located in Atlantic City's Marina District. The Company is the sole vehicle through which Donald J. Trump, the Company's non-executive Chairman and largest stockholder, conducts gaming activities and is separate and distinct from Mr. Trump's real estate and other holdings.

Certain statements that may be contained in this press release may be “forward-looking statements” that involve risks and uncertainties.  Information regarding risk factors that could cause results to differ from those contained in the forward looking statements is available in the Company’s most recent Form 10-K and/or Form 10-Q.

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